Exhibit 15.2

15 March 2021

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Prudential plc and, under the date of 15 March 2021, we reported on the consolidated financial statements of Prudential plc as of and for the years ended 31 December 2020 and 2019 and the effectiveness of internal control over financial reporting as of 31 December 2020. In December 2020, we were notified that the Board of Directors of Prudential plc have decided to engage Ernst & Young LLP as its principal accountant for the year ending 31 December 2023 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Prudential plc’s consolidated financial statements as of and for the year ended 31 December 2022 and the effectiveness of internal control over financial reporting as of 31 December 2022, and the issuance of our reports thereon.

We have read Prudential plc’s statements included under the Change in Registrant’s Certifying Accountant section of its Form 20-F dated 15 March 2021, and we agree with such statements.

Very truly yours,

/s/ KPMG LLP
KPMG LLP